FORM 8-K

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Date of Report (date of earliest event reported) December 12, 2006

Commission File No. 0-29373

Seychelle Environmental Technologies, Inc.
(Exact Name of registrant as specified in its charter)

Nevada	33-6159915
(State or other jurisdiction	(IRS Employer File Number)
of incorporation)

33012 Calle Perfecto
San Juan Capistrano, California	92675
(Address of principal executive offices)	(zip code)

(949) 234-1999
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," “Seychelle” or "Company" refer to Seychelle Environmental Technologies, Inc., a Nevada corporation and our wholly-owned subsidiary, Seychelle Water Technologies, Inc., also a Nevada corporation.

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Completed Interim Review.

On December 5, 2006 the Company’s Board of Directors, with the concurrence of Windes & McClaughry Accountancy Corporation, the Company’s independent registered public accounting firm, concluded that the Company’s financial statements for the fiscal quarter ended May 31, 2006 and any related reports of its independent registered public accounting firm and all earnings and press releases and similar communications issued by the Company relating to periods commencing on March 1, 2006 should no longer be relied upon. The Company intends to file its restated financial statements as soon as practicable after the completion of the review of such restatements by Windes & McClaughry.

The Company became aware of certain errors in its previously filed financial statements in the course of responding to comments of the Securities and Exchange Commission resulting from their review of the Company’s General Form for Registration of Securities on Form 10 and Quarterly Report on Form 10-QSB for the quarter ended May 31, 2006 and during the preparation of its financial statements in connection with its second quarter ended August 31, 2006.

On March 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, (“FAS 123R”) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains services in share based payment transactions. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to FAS 123®.

Prior to March 1, 2006, the Company accounted for stock based awards using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (FAS 123). Under the intrinsic value method, no stock based compensation expense had been recognized in the Company’s finanical statements, other than as related to warrants or restricted common shares granted to employees and consultants below the fair market value of the underlying stock at the date of grant.

In connection with recalculating its compensation expense under FAS 123R it was determined that an incorrect volatility factor was previously utilized resulting in an approximate $100,000 understatment of expenses during the three-month period ended May 31, 2006. The Company has also applied the provisions of SAB 107 in its adoption of FAS 123R. Additionally, since the Company elected the modified prospective transition method, the Company reclassified its additional paid in capital as of the beginning of the year for the carrying amounts of unearned compensation cost.

During April 2006, the Company issued 50,000 common shares, subject to a one year restriction period, to shareholders of Continental Technologies, Inc. (“Continental’) for the Redi Chlor brand name and trademark. As the purchase agreement provides the shareholders of Continental the right to sell the common shares back-to the Company, at Continental’s sole option for a period of six months after the restriction period at $0.75 per share the amount should have been recorded as a liablitiy..Previously, the Company had overstated the fair value of the brand name and trademark by approximately $10,700 and recorded the estimated fair market value of the common shares, approximately $16,100, as an equity transaction.

Finally, as recommended by the SEC the company reclassified the California minimum franchise fee from provision for income taxes to a component of general and administrative expenses.

The following is a summary of the anticipated effects of these changes cited above on the condensed consolidated balance sheets as May 31, 2006 as well as the anticipated effects of these changes on the condensed consolidated statements of operations for the quarter then ended.

 May 31, 2006:

	Condensed Consolidated Balance Sheets
	As Previously Reported	Adjustments	As Restated
Intangible assets	44,128	(10,700)	33,428
Total assets	1,255,545	(10,700)	1,244,845
Accrued expenses	224,968	5,400	230,368
Total liabilities	886,365	5,400	891,765
Additional paid in capital	5,530,113	(85,252)	5,444,861
Unearned compensation	(169,413)	169,413	-
Unearned interest	(287,753)	(163,145)	(450,898)
Accumulated deficit	(5,174,489)	(100,261)	(5,274,750)
Net (loss)	(216,555)	(100,261)	(316,816)
Net (loss) per share-basic and diluted	(0.01)	-	(0.01)
Total stockholders’ equity	369,180	(16,100)	353,080
Total liabilities and stockholders’ equity	1,255,545	(10,700)	1,244,845

For Quarter Ended May 31, 2006:

	Condensed Consolidated Statements of Operations
	As Previously Reported	Adjustments	As Restated
Consulting fees to related parties	$(35,000)	$(21,860)	$(56,860)
Total operating expenses	(203,429)	(19,912)	(223,341)
Net loss from operations	(144,948)	(19,912)	(164,860)
Interest expense to related parties	(75,582)	(79,828)	(155,410)
Total other income (expense)	(70,007)	(81,949)	(151,956)
Net loss before provision for income taxes	(214,955)	(101,861)	(316,816)
Provision for income taxes	(1,600)	1,600	-
Net loss	(216,555)	(100,261)	(316,816)
Net (loss) per share-basic and diluted	(0.01)	-	(0.01)

            The Company expects that the incremental non-cash compensation expense reflected in the restatement will not affect the Company’s current cash position or financial condition. Moreover, the stock based compensation-related restatement will not affect previously reported revenues.

As a result of these matters, management is currently evaluating the impact of this restatement on the Company’s internal control over financial reporting and will appropriately disclose its conclusion in Item 4 of the Company’s Quarterly Report of Form 10-Q for the quarter ended August 31, 2006.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
Date: December 12, 2006.	By:	/s/ Carl Palmer
Carl Palmer
President